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EXHIBIT 32.1

CORPORATE OFFICE PROPERTIES TRUST

CERTIFICATIONS REQUIRED BY
RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

        In connection with the Quarterly Report of Corporate Office Properties Trust (the "Company") on Form 10-Q for the quarterly period ended June 30, 2003, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Clay W. Hamlin, III, Chief Executive Officer of the Company, certify that based on my knowledge:

        (1)   The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

        (2)   The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Clay W. Hamlin, III Clay W. Hamlin, III Chief Executive Officer

Date:    August 12, 2003

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  EXHIBIT 32.1